American Assets Trust, Inc. Reports First Quarter 2017 Financial Results

Net income available to common stockholders of $7.4 million for the three months ended March 31, 2017, or $0.16 per diluted share
Funds From Operations decreases 2% year-over-year for the three months ended March 31, 2017
Same-store cash NOI decreases 2% year-over-year for the three months ended March 31, 2017
Acquisition of the Pacific Ridge Apartments in San Diego, California

SAN DIEGO, California - 5/2/17 - American Assets Trust, Inc. (NYSE: AAT) (the “company”) today reported financial results for its first quarter ended March 31, 2017.

Financial Results and Recent Developments

•	Net income available to common stockholders of $7.4 million for the three months ended March 31, 2017, or $0.16 per diluted share

•	Increasing 2017 annual guidance to a range of $2.00 to $2.06 of FFO per diluted share

•	Funds From Operations decreased 2% year-over-year to $0.44 per diluted share for the three months ended March 31, 2017 compared to the same period in 2016

•	Same-store GAAP and cash NOI decreased 1.2% and 1.6%, respectively, to $41.9 million and $41.0 million, respectively, for the three months ended March 31, 2017 compared to the same period in 2016

•	Leased approximately 92,000 comparable office square feet at an average GAAP-basis and cash-basis contractual rent increase of 7% and 4% , respectively, during the three months ended March 31, 2017

•	Leased approximately 33,100 comparable retail square feet at an average GAAP-basis and cash-basis contractual rent increase of 10% and 2%, respectively, during the three months ended March 31, 2017

•	Acquisition of the Pacific Ridge Apartments, a 533 unit, luxury apartment community in San Diego, California

Net income attributable to common stockholders was $7.4 million, or $0.16 per basic and diluted share for the three months ended March 31, 2017 compared to $7.7 million, or $0.17 per basic and diluted share for the three months ended March 31, 2016. The decrease in net income attributable to common stockholders from the corresponding period in 2016 was primarily due to an increase in interest expense during the three months ended March 31, 2017 attributed to the acceleration of debt costs associated with the pay off of the Waikiki Beach Walk - Retail mortgage and the private placement of $250 million of 4.29% Senior Guaranteed Notes, Series D issued on March 1, 2017. The decrease in net income is also attributed to an increase in bad debt expense at the hotel portion of our mixed-use property.

During the first quarter of 2017, the company generated funds from operations (“FFO”) for common stockholders of $28.2 million, or $0.44 per diluted share, compared to $28.1 million, or $0.45 per diluted share, for the quarter ended March 31, 2016. The decrease in FFO from the corresponding period in 2016 was primarily due to an increase in interest expense and bad debt expense as noted above.

FFO is a non-GAAP supplemental earnings measure which the company considers meaningful in measuring its operating performance. A reconciliation of FFO to net income is attached to this press release.

Portfolio Results
The portfolio leased status as of the end of the indicated quarter was as follows:

	March 31, 2017	December 31, 2016	March 31, 2016
Total Portfolio
Retail (1)	96.9%	96.6%	98.6%
Office (2)	89.3%	90.1%	91.3%
Multifamily (3)(4)	93.4%	90.3%	79.4%
Mixed-Use:
Retail	94.1%	98.7%	97.8%
Hotel	91.5%	89.8%	87.0%

Same-Store Portfolio
Retail (1)	97.2%	96.9%	98.6%
Office (2)	91.9%	90.5%	91.8%
Multifamily (3)(4)	94.0%	93.6%	96.4%
Mixed-Use:
Retail	94.1%	98.7%	97.8%
Hotel	91.5%	89.8%	87.0%
(1) Total retail leased percentage at December 31, 2016 and March 31, 2017 includes the retail components of Hassalo on Eighth. The Elwood, Velomor and Aster Tower buildings were placed in operations in April 2016, July 2016 and October 2016, respectively. Same-store retail leased percentages exclude Hassalo on Eighth.
(2) Total office leased percentage includes Torrey Reserve Campus. Same-store office leased percentage exclude Torrey Reserve Campus due to significant redevelopment activity during the period.
(3) Total multifamily leased percentage includes Hassalo on Eighth, which became available for occupancy in July and October of 2015. Same-store multifamily leased percentages exclude Hassalo on Eighth.
(4) Excluding the 21 units associated with the Loma Palisades repositioning, total multifamily was 94.6% leased and same-store multifamily was 96.2% leased at March 31, 2017.

During the first quarter of 2017, the company signed 31 leases for approximately 166,800 square feet of retail and office space, as well as 345 multifamily apartment leases. Renewals accounted for 75.0% of the comparable retail leases, 33.3% of the comparable office leases and 37.7% of the residential leases.

Retail and Office
On a comparable space basis (i.e. leases for which there was a former tenant) during the first quarter of 2017 and trailing four quarters ending March 31, 2017, our retail and office leasing spreads are shown below:

		Number of Leases Signed	Comparable Leased Sq. Ft.	Average Cash Basis % Change Over Prior Rent	Average Cash Contractual Rent Per Sq. Ft.	Prior Average Cash Contractual Rent Per Sq. Ft.	GAAP Straight-Line Basis % Change Over Prior Rent
Retail	Q1 2017	12	33,100	2.2%	$45.40	$44.41	10.2%
	Last 4 Quarters	62	211,200	7.3%	$38.14	$35.55	13.0%

Office	Q1 2017	12	92,000	4.3%	$41.79	$40.08	6.7%
	Last 4 Quarters	43	256,800	9.5%	$40.33	$36.82	18.4%

Multifamily
As of March 31, 2017, Hassalo on Eighth was approximately 92% leased with average monthly base rent per leased unit of $1,601 compared to 55% at March 31, 2016 with average monthly base rent per leased unit of $1,405.

At March 31, 2017, the average monthly base rent per leased unit for same-store properties was $1,780 compared to an average monthly base rent per leased unit of $1,695 at March 31, 2016, an increase of approximately 5%.

Same-Store Property Operating Income
For the three months ended March 31, 2017, same-store property GAAP and cash basis operating income decreased 1.2% and 1.6%, respectively, compared to the corresponding period in 2016. The same-store property operating income by segment was as follows (in thousands):

	Three Months Ended (1)
	March 31,
	2017	2016	Change
GAAP Basis:
Retail	$17,824	$18,344	(2.8)%
Office	15,489	14,711	5.3
Multifamily	3,197	3,119	2.5
Mixed-Use	5,428	6,262	(13.3)
	$41,938	$42,436	(1.2)%
Cash Basis:
Retail	$17,548	$18,183	(3.5)%
Office	14,916	14,149	5.4
Multifamily	3,197	3,119	2.5
Mixed-Use	5,372	6,242	(13.9)
	$41,033	$41,693	(1.6)%

(1)
Same-store portfolio excludes (i) Torrey Reserve Campus due to significant redevelopment activity during the period; (ii) Hassalo on Eighth - Multifamily, which became available for occupancy in July and October of 2015; (iii) Hassalo on Eighth - Retail, which was placed in operations in April, July and October of 2016; and (iv) land held for development.

On a same-store cash basis, retail property operating income decreased for the three months ended March 31, 2017 compared to the same period in 2016 primarily due to an increase in non recoverable real estate taxes at Alamo Quarry Market and Waikele Center.

On a same-store cash basis, office property operating income increased for the three months ended March 31, 2017 compared to the same period in 2016 primarily due to higher annualized base rents, specifically at The Lloyd District Portfolio and City Center Bellevue.

On a same-store basis, multifamily property operating income increased for the three months ended March 31, 2017 compared to the corresponding periods in 2016 primarily due to an increase in average monthly base rent during 2017.

On a same-store basis, mixed-use property operating income decreased for the three months ended March 31, 2017 compared to the corresponding period in 2016 due to an increase in bad debt expense at the hotel portion of our mixed-use property.

Development
Our development efforts at Torrey Point are ongoing with plans including two Class A office buildings of approximately 88,000 square feet in the aggregate, with panoramic unobstructed views of the Torrey Pines State Park Beach, Torrey Reserve and the Pacific Ocean. Projected costs of the development at Torrey Point remain approximately $56 million, of which approximately $34 million has been incurred to date. We expect to incur the remaining costs for development of Torrey Point in 2017. We expect the Torrey Point development to be stabilized in 2018 with an estimated stabilized cash yield of approximately 7% to 8%.

Our development opportunities are subject to market conditions and actual results may vary.

Private Placement of Notes

On March 1, 2017, we entered into a Note Purchase Agreement for the private placement of $250 million of 4.29% Senior Guaranteed Notes, Series D, due March 1, 2027 (the "Series D Notes"). The Series D Notes were issued on March 1, 2017 and will pay interest quarterly on the last day of January, April, July and October until their respective maturities. Net of the settlement of the forward-starting interest rate swap, the fixed economic interest rate for the Series D Notes is approximately 3.87% per annum, through maturity.

Balance Sheet and Liquidity
At March 31, 2017, the company had gross real estate assets of $2.3 billion and liquidity of $440.1 million, comprised of cash and cash equivalents of $190.1 million and $250.0 million of availability on its line of credit.

For the quarter ended March 31, 2017, we issued 700,000 shares of common stock through our at-the-market equity ("ATM") program at a weighted average price per share of $43.46, resulting in net proceeds of $30.1 million. We intend to use the net proceeds primarily to pay for acquisitions, fund development activities at Torrey Point and to repay existing indebtedness. As of March 31, 2017, we had the capacity to issue up to an additional $176.2 million in shares of common stock under our ATM program.

Dividends
The company declared dividends on its shares of common stock of $0.26 per share for the first quarter of 2017. The dividends were paid on March 30, 2017.

In addition, the company has declared a dividend on its common stock of $0.26 per share for the quarter ending June 30, 2017. The dividend will be paid on June 29, 2017 to stockholders of record on June 15, 2017.

Subsequent Event
On April 28, 2017, we acquired the Pacific Ridge Apartments, a 533 unit, luxury apartment community, built in 2013 and located in San Diego, California. The purchase price was approximately $232 million, excluding closing costs and prorations. The property was acquired with cash on hand and borrowings under our Amended and Restated Credit Agreement.

Guidance
The company increased its guidance for full year 2017 FFO per diluted share range from the prior range of $1.98 to $2.06 per share to $2.00 to $2.06 per share, which represents an increase of approximately 1% from the prior midpoint. The company's guidance excludes any impact from future acquisitions, dispositions, equity issuances or repurchases, future debt financings or repayments. The company will discuss key assumptions regarding the guidance on tomorrow's conference call, as described below.

The foregoing estimates are forward-looking and reflect management's view of current and future market conditions, including certain assumptions with respect to leasing activity, rental rates, occupancy levels, interest rates, credit spreads and the amount and timing of acquisition and development activities. The company's actual results may differ materially from these estimates.

Conference Call
The company will hold a conference call to discuss the results for the first quarter of 2017 on Wednesday, May 3, 2017 at 8:00 a.m. Pacific Time (“PT”). To participate in the event by telephone, please dial 1-877-868-5513 and use the pass code 3158069. A telephonic replay of the conference call will be available beginning at 2:00 p.m. PT on Wednesday, May 3, 2017 through Wednesday, May 10, 2017. To access the replay, dial 1-855-859-2056 and use the pass code 3158069. A live on-demand audio webcast of the conference call will be available on the company's website at www.americanassetstrust.com. A replay of the call will also be available on the company's website.

Supplemental Information
Supplemental financial information regarding the company's first quarter 2017 results may be found in the “Investor Relations” section of the company's website at www.americanassetstrust.com. This supplemental information provides additional detail on items such as property occupancy, financial performance by property and debt maturity schedules.

Financial Information
American Assets Trust, Inc.
Consolidated Balance Sheets
(In Thousands, Except Share Data)

	March 31, 2017	December 31, 2016
Assets	(unaudited)
Real estate, at cost
Operating real estate	$2,244,865	$2,241,061
Construction in progress	54,346	50,498
Held for development	9,447	9,447
	2,308,658	2,301,006
Accumulated depreciation	(485,335)	(469,460)
Net real estate	1,823,323	1,831,546
Cash and cash equivalents	190,110	44,801
Restricted cash	9,836	9,950
Accounts receivable, net	7,558	9,330
Deferred rent receivables, net	38,555	38,452
Other assets, net	45,959	52,854
Total assets	$2,115,341	$1,986,933
Liabilities and equity
Liabilities:
Secured notes payable, net	$315,743	$445,180
Unsecured notes payable, net	844,752	596,350
Unsecured line of credit	—	20,000
Accounts payable and accrued expenses	39,149	32,401
Security deposits payable	6,195	6,114
Other liabilities and deferred credits, net	47,793	48,337
Total liabilities	1,253,632	1,148,382
Commitments and contingencies
Equity:
American Assets Trust, Inc. stockholders' equity
Common stock, $0.01 par value, 490,000,000 shares authorized, 46,431,341 and 45,732,109 shares issued and outstanding at March 31, 2017 and December 31, 2016, respectively	464	457
Additional paid-in capital	905,304	874,597
Accumulated dividends in excess of net income	(81,921)	(77,296)
Accumulated other comprehensive income (loss)	11,034	11,798
Total American Assets Trust, Inc. stockholders' equity	834,881	809,556
Noncontrolling interests	26,828	28,995
Total equity	861,709	838,551
Total liabilities and equity	$2,115,341	$1,986,933

American Assets Trust, Inc.
Unaudited Consolidated Statements of Income
(In Thousands, Except Shares and Per Share Data)

	Three Months Ended March 31,
	2017	2016
Revenue:
Rental income	$70,040	$67,245
Other property income	3,752	3,486
Total revenue	73,792	70,731
Expenses:
Rental expenses	19,859	18,453
Real estate taxes	7,536	6,633
General and administrative	5,082	4,549
Depreciation and amortization	17,986	17,453
Total operating expenses	50,463	47,088
Operating income	23,329	23,643
Interest expense	(13,331)	(12,946)
Other income, net	310	24
Net income	10,308	10,721
Net income attributable to restricted shares	(60)	(43)
Net income attributable to unitholders in the Operating Partnership	(2,861)	(3,027)
Net income attributable to American Assets Trust, Inc. stockholders	$7,387	$7,651

Net income per share
Basic income attributable to common stockholders per share	$0.16	$0.17
Weighted average shares of common stock outstanding - basic	46,173,788	45,233,873

Diluted income attributable to common stockholders per share	$0.16	$0.17
Weighted average shares of common stock outstanding - diluted	64,062,610	63,133,389

Dividends declared per common share	$0.26	$0.25

Reconciliation of Net Income to Funds From Operations
The company's FFO attributable to common stockholders and operating partnership unitholders and reconciliation to net income is as follows (in thousands except shares and per share data, unaudited):

Three Months Ended
March 31, 2017
Funds From Operations (FFO)
Net income	$10,308
Depreciation and amortization of real estate assets	17,986
FFO, as defined by NAREIT	$28,294
Less: Nonforfeitable dividends on incentive stock awards	(59)
FFO attributable to common stock and units	$28,235
FFO per diluted share/unit	$0.44
Weighted average number of common shares and units, diluted	64,066,561

Reported results are preliminary and not final until the filing of the company's Form 10-Q with the Securities and Exchange Commission and, therefore, remain subject to adjustment.

Use of Non-GAAP Information
The company calculates FFO in accordance with the standards established by the National Association of Real Estate Investment Trusts, or NAREIT. FFO represents net income (loss) (computed in accordance with GAAP), excluding gains (or losses) from sales of depreciable operating property, impairment losses, real estate related depreciation and amortization (excluding amortization of deferred financing costs) and after adjustments for unconsolidated partnerships and joint ventures.

FFO is a supplemental non-GAAP financial measure. Management uses FFO as a supplemental performance measure because it believes that FFO is beneficial to investors as a starting point in measuring the company's operational performance. Specifically, in excluding real estate related depreciation and amortization and gains and losses from property dispositions, which do not relate to or are not indicative of operating performance, FFO provides a performance measure that, when compared year-over-year, captures trends in occupancy rates, rental rates and operating costs. The company also believes that, as a widely recognized measure of the performance of REITs, FFO will be used by investors as a basis to compare the company's operating performance with that of other REITs. However, because FFO excludes depreciation and amortization and captures neither the changes in the value of the company's properties that result from use or market conditions nor the level of capital expenditures and leasing commissions necessary to maintain the operating performance of the company's properties, all of which have real economic effects and could materially impact the company's results from operations, the utility of FFO as a measure of the company's performance is limited. In addition, other equity REITs may not calculate FFO in accordance with the NAREIT definition as the company does, and, accordingly, the company's FFO may not be comparable to such other REITs' FFO. Accordingly, FFO should be considered only as a supplement to net income as a measure of the company's performance. FFO should not be used as a measure of the company's liquidity, nor is it indicative of funds available to fund the company's cash needs, including the company's ability to pay dividends or service indebtedness. FFO also should not be used as a supplement to or substitute for cash flow from operating activities computed in accordance with GAAP.

About American Assets Trust, Inc.
American Assets Trust, Inc. (the “company”) is a full service, vertically integrated and self-administered real estate investment trust, or REIT, headquartered in San Diego, California. The company has over 50 years of experience in acquiring, improving, developing and managing premier retail, office and residential properties throughout the United States in some of the nation’s most dynamic, high-barrier-to-entry markets primarily in Southern California, Northern California, Oregon, Washington and Hawaii.  The company's retail portfolio comprises approximately 3.1 million rentable square feet, and its office portfolio comprises approximately 2.7 million square feet. In addition, the company owns one mixed-use property (including approximately 97,000 rentable square feet of retail space and a 369-room all-suite hotel) and 2,112 multifamily units. In 2011, the company was formed to succeed to the real estate business of American Assets, Inc., a privately held corporation founded in 1967 and, as such, has significant experience, long-standing relationships and extensive knowledge of its core markets, submarkets and asset classes. For additional information, please visit www.americanassetstrust.com.

Forward Looking Statements
This press release may contain forward-looking statements within the meaning of the federal securities laws, which are based on current expectations, forecasts and assumptions that involve risks and uncertainties that could cause actual outcomes and results to differ materially. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and similar expressions concerning matters that are not historical facts. In some cases, you can identify forward-looking statements by the use of forward-looking terminology such as “may,” “will,” “should,” “expects,” “intends,” “plans,” “anticipates,” “believes,” “estimates,” “predicts,” or “potential” or the negative of these words and phrases or similar words or phrases which are predictions of or indicate future events or trends and which do not relate solely to historical matters. While forward-looking statements reflect the company's good faith beliefs, assumptions and expectations, they are not guarantees of future performance. For a further discussion of these and other factors that could cause the company's future results to differ materially from any forward-looking statements, see the section entitled “Risk Factors” in the company's most recent annual report on Form 10-K, and other risks described in documents subsequently filed by the company from time to time with the Securities and Exchange Commission. The company disclaims any obligation to publicly update or revise any forward-looking statement to reflect changes in underlying assumptions or factors, of new information, data or methods, future events or other changes.

Source: American Assets Trust, Inc.

Investor and Media Contact:
American Assets Trust
Robert F. Barton
Executive Vice President and Chief Financial Officer
858-350-2607